Exhibit 99.1

                News

For more information, contact:
Brenda Williams (203) 846-6636

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2008

ST. LOUIS, July 23, 2008 – Anheuser-Busch Cos. Inc. today reported that second quarter 2008 net sales increased 4.6 percent and diluted earnings per share (excluding a one-time item in 2007) increased 9.2 percent 1/. For the first six months of 2008, net sales increased 5.3 percent and diluted earnings per share (excluding the one-time item) improved 7.1 percent 1/.

“Anheuser-Busch achieved solid sales and earnings per share growth for the quarter and first half of the year.” said August A. Busch IV, president and chief executive officer of the company. “U.S. beer shipments and wholesaler sales-to-retailers increased in the quarter over last year, led by the successful launch of Bud Light Lime and improved performance of other core brands. According to IRI supermarket data, Anheuser-Busch has gained 1.0 share points at the consumer level during the last four weeks. We are encouraged by the success of our marketing and selling initiatives, and are optimistic concerning the outlook for the remaining summer selling season.”

The U.S. beer pricing environment remained favorable through the important Memorial Day and Fourth of July holidays, as expected. The company plans to implement price increases on the majority of its U.S. beer volume in September and October. These pricing initiatives will cover approximately 85 percent of the company’s domestic volume and will be tailored to selected markets, brands and packages. Overall, the company expects to achieve revenue per barrel 2/ growth of 4 percent for 2008, including favorable brand mix.

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Second Quarter Earnings
Anheuser-Busch
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“The company’s new Strategic Plan expands and accelerates our cost reduction and operating efficiency initiatives generated by our Blue Ocean project, as well as our planned price increases. These initiatives, combined with our increased marketing and selling efforts, are all contributing to our very strong outlook for profit growth,” said Mr. Busch IV.

BEER SALES RESULTS

The company’s reported beer volume for the second quarter and first six months of 2008 is summarized in the following table:

Reported Beer Volume (millions of barrels) for Periods Ended June 30
	Second Quarter			First Six Months
		Versus 2007			Versus 2007
	2008	Barrels	%	2008	Barrels	%
U.S.	27.6	Up 0.1	Up 0.5%	53.4	Up 0.2	Up 0.4%
International	6.2	Up 0.3	Up 4.8%	11.6	Up 0.5	Up 4.0%
Worldwide A-B Brands	33.8	Up 0.4	Up 1.2%	65.0	Up 0.7	Up 1.1%
Equity Partner Brands	9.3	Up 0.2	Up 2.1%	16.6	Up 0.8	Up 5.2%
Total Brands	43.1	Up 0.6	Up 1.4%	81.6	Up 1.5	Up 1.9%

U.S. beer shipments-to-wholesalers increased 0.5 percent for the second quarter. Sales-to-retailers for the quarter increased 0.4 percent despite the timing of the Fourth of July holiday that adversely impacted the comparison with second quarter 2007 results. Sales-to-retailers for the second quarter plus first week of July, which eliminates the holiday timing distortion, were up 1.9 percent over the comparable period last year.

For the first six months of 2008, shipments-to-wholesalers increased 0.4 percent, and sales-to-retailers decreased 0.1 percent with import brands contributing 0.2 basis points of growth to shipments and 0.4 basis points to sales-to-retailers. The Fourth of July timing also adversely impacted year-to-date sales-to-retailers although to a lesser degree than in the quarter. Wholesaler inventories for Anheuser-Busch produced brands at the end of the second quarter were essentially level compared with inventories at the end of the second quarter 2007.

Second Quarter Earnings
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The company’s estimated U.S. beer market share for the first six months of 2008 was 48.8 percent compared to prior year market share of 48.9 percent. Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.

International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 4.8 percent for the second quarter and 4.0 percent for the first six months of 2008. These increases are primarily due to increased volume in China, Canada and Argentina, partially offset by lower volume in the United Kingdom and Ireland.

Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 1.2 percent for the second quarter and 1.1 percent for the first six months of 2008 to 33.8 million and 65.0 million barrels, respectively.

Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 43.1 million barrels in the second quarter 2008, up 0.6 million barrels, or 1.4 percent. Total brands volume was up 1.9 percent, to 81.6 million barrels for the first six months of 2008.

Equity partner brands volume grew 2.1 percent and 5.2 percent, respectively, for the second quarter and first six months of 2008 due to Modelo and Tsingtao volume growth.

Second Quarter Earnings
Anheuser-Busch
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SECOND QUARTER 2008 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the second quarter 2008 versus 2007 follow.

	($ in millions, except per share)
	Second Quarter		2008 vs. 2007
	2008	2007	$	%
Gross Sales	$5,336	$5,126	Up $210	Up 4.1%
Net Sales	$4,721	$4,515	Up $206	Up 4.6%
Income Before Income Taxes	$816	$797	Up $19	Up 2.4%
Equity Income	$167	$195	Dn $28	Dn 14.2%
Net Income	$689	$677	Up $12	Up 1.8%
Diluted Earnings per Share	$.95	$.88	Up $.07	Up 8.0%

•
Net sales increased 4.6 percent driven by sales increases from U.S. beer, international beer and entertainment operations. U.S. beer segment sales increased 4.5 percent due primarily to 0.5 percent higher beer sales volume, and a 3.2 percent increase in revenue per barrel 2/ resulting from price increases late last year and in the first quarter 2008 and favorable brand mix. International beer sales were up 17 percent primarily on higher sales in China and Canada and entertainment revenues increased 4 percent primarily due to increased attendance. Packaging segment sales declined 3 percent due to lower can manufacturing revenues.

•
The comparability of income before income taxes is impacted by the company’s sale of the remaining interest in its Spanish theme park investment during the second quarter 2007.  The sale resulted in a $16 million pretax gain ($.01 per share) on the disposition which is reported as a corporate item for business segment reporting purposes. Excluding this gain to better portray underlying results, income before income taxes increased 4.5 percent 1/ in the second quarter 2008 due to improved results for U.S. and international beer, partially offset by lower results for packaging and entertainment operations. Reported pretax income was up 2.4 percent for the second quarter 2008.

Second Quarter Earnings
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Pretax profits for U.S. beer increased $18 million due to increased revenue per barrel and higher beer sales volume, partially offset by higher production and distribution costs and increased marketing spending.

International beer pretax income was up $18 million versus prior year, primarily on improved results in the United Kingdom, Canada and China.

Packaging segment pretax profits declined $6 million on lower earnings from can manufacturing and recycling operations.

Entertainment segment pretax income declined $8 million primarily due to the timing of the Easter holiday, which occurred in the first quarter this year versus the second quarter in 2007.

•
Equity income decreased $28 million reflecting higher materials and operating costs at Grupo Modelo partially offset by volume growth and higher pricing. In the second quarter 2007 equity income for Modelo included a $12 million benefit from the return of an advertising fund that was part of a prior import beer contract. Tsingtao equity results include a $7 million charge due to higher Chinese income tax rates mandated by the government retroactively for 2007.

•
The effective tax rate for the second quarter 2008 declined 350 basis points, to 36.0 percent compared with prior year due to lower taxes on foreign earnings and tax benefits related to the exercise of employee incentive stock options.

Second Quarter Earnings
Anheuser-Busch
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•
Net income and earnings per share in the second quarter of 2007 also include the impact of the gain on sale of the company’s remaining equity stake in its Spanish theme park investment. Excluding this one-time item, underlying second quarter 2008 net income and diluted earnings per share increased 3.3 percent and 9.2 percent, respectively, versus 2007 1/. On a reported basis, net income increased 1.8 percent and diluted earnings per share increased 8.0 percent, to $.95.

FIRST SIX MONTHS OF 2008 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the first six months of 2008 versus 2007 follow.

	($ in millions, except per share)
	First Six Months		2008 vs. 2007
	2008	2007	$	%
Gross Sales	$9,991	$9,532	Up $459	Up 4.8%
Net Sales	$8,821	$8,374	Up $447	Up 5.3%
Income Before Income Taxes	$1,451	$1,393	Up $58	Up 4.2%
Equity Income	$293	$354	Dn $61	Dn 17.3%
Net Income	$1,200	$1,195	Up $5	Up 0.5%
Diluted Earnings per Share	$1.65	$1.55	Up $.10	Up 6.5%

•
Net sales increased 5.3 percent on increased sales from all business segments. U.S. beer segment sales were up 4 percent on increased volume and higher revenue per barrel. U.S. beer volume was up 0.4 percent while revenue per barrel 2/ was up 2.7 percent primarily due to price increases on a majority of the company’s U.S. volume in late 2007 and in the first quarter of 2008. International beer net sales increased 18 percent primarily on higher sales in China and Canada. Packaging segment sales were up 2 percent due to higher recycling revenues and entertainment sales increased 9 percent primarily from higher attendance and increased ticket pricing.

Second Quarter Earnings
Anheuser-Busch
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•
Excluding the impact of the gain on disposal of the Spanish theme park interest in 2007, income before income taxes increased 5.4 percent due primarily to higher profits for U.S. beer, international beer and entertainment operations, partially offset by lower packaging segment results. On a reported basis, pretax income increased 4.2 percent.

Income before income taxes for U.S. beer increased $35 million, reflecting higher volume and pricing, partially offset by increased marketing expense for trademark brands.

International beer pretax income was up $37 million, primarily due to increased profits in the United Kingdom, China and Canada.

Packaging segment pretax income decreased $10 million primarily due to lower earnings from recycling operations and strong performance in the prior year.

Entertainment segment pretax results improved $5 million primarily from increased attendance and higher ticket pricing, partially offset by higher operating expenses.

•
Equity income decreased $61 million for the first half of 2008, primarily due to a combination of higher materials and operating costs for Grupo Modelo partially offset by higher beer volume. Additionally, equity income for the first six months of 2007 included a $29 million benefit from the return of an advertising fund that was part of Modelo’s former beer import contract.

•
The effective tax rate for the first half of 2008 declined 220 basis points, to 37.5 percent compared with the prior year primarily due to the same factors that impacted the second quarter effective tax rate, as previously discussed.

Second Quarter Earnings
Anheuser-Busch
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•
Excluding the impact of the gain on disposal of the Spanish theme park interest in 2007, net income in the first six months of 2008 increased 1.3 percent and diluted earnings per share were up 7.1 percent versus prior year. Earnings per share continue to benefit from the company’s ongoing share repurchase program. The company repurchased over 13 million shares through June 2008. Reported net income increased 0.5 percent and diluted earnings per share increased 6.5 percent, to $1.65.

Other Matters

Anheuser-Busch will conduct a conference call with investors to discuss second quarter earnings results at 11:00 a.m. CDT today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.

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Second Quarter Earnings
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Notes

1.	Reconciliation of Comparative Second Quarter and First Six Months Results

($ in millions, except per share)	Income Before Income Taxes	Provision for Income Taxes	Net Income	Diluted Earnings Per Share	Effective Tax Rate

Second Quarter
2008
Reported	$816.4	$(294.2)	$689.2	$.95	36.0%

2007
Reported	$796.9	$(314.6)	$677.0	$0.88	39.5%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	(9.9)	(0.01)
Excluding One-Time Item	$780.9	$(308.5)	$667.1	$0.87	39.5%

Percentage Change – 2008 vs. 2007
Reported	2.4%		1.8%	8.0%	(350) points
Excluding One-Time Item	4.5%		3.3%	9.2%	(350) points

First Six Months
2008
Reported	$1,451.2	$(544.1)	$1,200.1	$1.65	37.5%

2007
Reported	$1,393.1	$(552.7)	$1,194.5	$1.55	39.7%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	(9.9)	(0.01)
Excluding One-Time Item	$1,377.1	$(546.6)	$1,184.6	$1.54	39.7%

Percentage Change – 2008 vs. 2007
Reported	4.2%		0.5%	6.5%	(220) points
Excluding One-Time Item	5.4%		1.3%	7.1%	(220) points

2.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

Second Quarter Earnings
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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Comparative Consolidated Statement of Earnings (Unaudited)

(In Millions, Except Per Share)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Gross sales	$5,336.1	$5,126.2	$9,990.8	$9,531.8
Excise taxes	(614.7)	(610.8)	(1,170.2)	(1,158.0)
Net Sales	4,721.4	4,515.4	8,820.6	8,373.8
Cost of sales	(2,998.4)	(2,857.9)	(5,628.5)	(5,332.6)
Gross profit	1,723.0	1,657.5	3,192.1	3,041.2
Marketing, distribution and administrative expenses	(793.2)	(756.2)	(1,499.5)	(1,421.9)
Operating income	929.8	901.3	1,692.6	1,619.3
Interest expense	(121.6)	(119.7)	(250.7)	(239.6)
Interest capitalized	4.1	4.2	9.0	7.7
Interest income	1.2	1.5	2.3	2.0
Other income/(expense), net	2.9	9.6	(2.0)	3.7
Income before income taxes	816.4	796.9	1,451.2	1,393.1
Provision for income taxes	(294.2)	(314.6)	(544.1)	(552.7)
Equity income, net of tax	167.0	194.7	293.0	354.1
Net income	$689.2	$677.0	$1,200.1	$1,194.5

Basic earnings per share	$.96	$.90	$1.68	$1.57
Diluted earnings per share	$.95	$.88	$1.65	$1.55

Weighted Average Shares Outstanding
Basic	714.2	754.8	715.4	759.2
Diluted	727.1	765.1	725.8	770.3

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Second Quarter Ended June 30

(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2008
Gross Sales	$3,893.1	402.6	726.7	416.4	(102.7)	$5,336.1
Net Sales:
- Intersegment	$0.9	--	245.6	--	(246.5)	$--
- External	$3,346.3	333.8	481.1	416.4	143.8	$4,721.4
Income Before Income Taxes	$809.2	48.1	49.5	106.4	(196.8)	$816.4
Equity Income	$(0.7)	167.7	--	--	--	$167.0
Net Income	$501.0	197.5	30.7	66.0	(106.0)	$689.2

2007
Gross Sales	$3,741.9	356.5	744.9	400.6	(117.7)	$5,126.2
Net Sales:
- Intersegment	$0.9	0.2	249.7	-	(250.8)	$-
- External	$3,200.9	285.6	495.2	400.6	133.1	$4,515.4
Income Before Income Taxes	$791.7	30.0	55.0	113.9	(193.7)	$796.9
Equity Income	$1.5	193.2	-	-	-	$194.7
Net Income	$492.3	211.8	34.1	70.6	(131.8)	$677.0

In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Six Months Ended June 30

(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2008
Gross Sales	$7,467.8	740.4	1,371.2	638.0	(226.6)	$9,990.8
Net Sales:
- Intersegment	$1.7	0.1	487.6	--	(489.4)	$--
- External	$6,412.2	624.0	883.6	638.0	262.8	$8,820.6
Income Before Income Taxes	$1,584.7	85.6	89.4	100.3	(408.8)	$1,451.2
Equity Income	$(1.1)	294.1	--	--	--	$293.0
Net Income	$981.4	347.2	55.4	62.2	(246.1)	$1,200.1

2007
Gross Sales	$7,199.3	642.1	1,349.4	585.6	(244.6)	$9,531.8
Net Sales:
- Intersegment	$1.7	0.5	481.7	-	(483.9)	$-
- External	$6,154.2	527.0	867.7	585.6	239.3	$8,373.8
Income Before Income Taxes	$1,549.7	49.1	99.5	95.4	(400.6)	$1,393.1
Equity Income	$1.6	352.5	-	-	-	$354.1
Net Income	$962.4	382.9	61.7	59.1	(271.6)	$1,194.5

In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)

(In Millions)

	June 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash	$252.8	$283.2
Accounts receivable	1,252.3	805.2
Inventories	711.3	723.5
Other current assets	281.9	212.6
Total current assets	2,498.3	2,024.5
Investments in affiliated companies	4,138.4	4,019.5
Plant and equipment, net	8,742.7	8,833.5
Intangible assets, including goodwill of $1,174.4 and $1,134.6	1,587.3	1,547.9
Other assets	746.0	729.6
Total Assets	$17,712.7	$17,155.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,620.4	$1,464.5
Accrued salaries, wages and benefits	333.4	374.3
Accrued taxes	168.5	106.2
Accrued interest	143.8	136.4
Other current liabilities	350.8	222.4
Total current liabilities	2,616.9	2,303.8
Retirement benefits	882.3	1,002.5
Debt	8,483.2	9,140.3
Deferred income taxes	1,365.8	1,314.6
Other long-term liabilities	260.5	242.2
Shareholders Equity:
Common stock	1,495.0	1,482.5
Capital in excess of par value	3,944.6	3,382.1
Retained earnings	18,652.7	17,923.9
Treasury stock, at cost	(19,401.9)	(18,714.7)
Accumulated non-owner changes in equity	(586.4)	(922.2)
Total Shareholders Equity	4,104.0	3,151.6
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$17,712.7	$17,155.0

Anheuser-Busch Companies, Inc.
 Consolidated Statement of Cash Flows (Unaudited)

(In Millions)

	Six Months Ended June 30,
	2008	2007
Cash flow from operating activities:
Net income	$1,200.1	$1,194.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	505.5	494.2
Decrease in deferred income taxes	(16.3)	(39.2)
Stock-based compensation expense	30.9	31.3
Undistributed earnings of affiliated companies	128.4	49.0
Gain on sale of business	--	(16.0)
Other, net	(82.0)	16.8
Operating cash flow before the change in working capital	1,766.6	1,730.6
Increase in working capital	(150.7)	(117.5)
Cash provided by operating activities	1,615.9	1,613.1

Cash flow from investing activities:
Capital expenditures	(357.0)	(346.2)
Acquisitions	(49.0)	(84.6)
Proceeds from sale of business	37.0	16.2
Cash used for investing activities	(369.0)	(414.6)

Cash flow from financing activities:
Increase in debt	3.5	333.2
Decrease in debt	(665.9)	(71.5)
Dividends paid to shareholders	(471.3)	(448.1)
Acquisition of treasury stock	(695.3)	(1,131.4)
Shares issued under stock plans	551.7	203.2
Cash used for financing activities	(1,277.3)	(1,114.6)
Net increase / (decrease) in cash during the period	(30.4)	83.9
Cash, beginning of period	283.2	219.2
Cash, end of period	$252.8	$303.1